Exhibit 10.4

ICON

MASTER SERVICES AGREEMENT

AGREEMENT:	made as of December 1, 2003 (“Effective Date”)

BETWEEN:	ICON Clinical Research, L.P.,
a Delaware Partnership, located at
212 Church Road, North Wales, PA 19454
(hereinafter called “ICON”)

AND:	Neurobiological Technologies, Inc. located at
3260 Blume Drive, Suite 500
Richmond, CA 94806
(hereinafter called “NTI”)

RECITALS

A. WHEREAS, ICON is a Delaware partnership and is a Contract Research Organization engaged in the business of providing personnel and expertise to the Pharmaceutical and Biotechnology Industries worldwide in the areas of management of clinical trials, data management, statistical analysis and reporting of clinical studies; and

B. WHEREAS, NTI is a Delaware Corporation and is engaged in the development of pharmaceutical products; and

C. WHEREAS, NTI may wish to retain the services of ICON from time to time to perform clinical research and related services (the “Services”) in connection with certain clinical research projects (individually, a “Project” and collectively “Projects”), as are specified in separate Project Contracts in accordance with the terms of this Master Agreement (“Project Contracts”) and the protocols identified in the Project Contracts, to the extent that the obligations set forth in such protocols are transferred to ICON as set forth in the Project Contracts; and

D. WHEREAS, the parties hereto desire to agree upon various terms and conditions that will govern their business relationship for the term specified herein in connection with the Projects.

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	SERVICES & OBLIGATIONS OF THE PARTIES:

1.1 Purpose: The purpose of this document is to establish a Master Services Agreement between ICON and NTI for the provision of Services relating to the management and conduct of clinical drug studies carried out by or on behalf of NTI, together with the provision of related Services as appropriate.

1.2 Competitive Bid: Whenever NTI wishes ICON to work on a Project under this Master Agreement, NTI will invite ICON by means of a Request for Proposal (“RFP”), to bid competitively on the Project. NTI and ICON will subsequently meet to discuss the specifications, responsibilities, costs and other pertinent aspects of the Project outlined in the RFP, and ICON will provide a competitive offer document, which shall include a cost proposal and assumptions applicable to that Project showing all direct ICON costs, as well as pass-through costs.

1.3 Contract Execution: In the event that the parties shall reach agreement with respect to a particular Project, the parties shall execute a Project Contract substantially in the form of Attachment A hereto, Sample Project Contract, with respect to such Project. ICON shall not enter into any Project Contract with respect to which it does not reasonably believe that the Services covered thereby will be accomplished within the budgeted costs therein. To the extent applicable, each Project Contract shall contain a detailed and specific transfer of obligations to ICON as required by 21 C.F.R. 312.52.

1.4 Collective Agreement: Upon execution of a Project Contract, that Project Contract shall be attached to this Master Agreement and shall collectively, independent from any other Project Contracts, constitute the entire agreement for the specific Project. This Master Agreement shall be deemed to apply to each such Project Contract so executed as fully and with like effect as though this Master Agreement was re-executed at the time such Project Contract is executed. No Project Contract shall be attached to this Master Agreement without first being executed by the parties hereto.

1.5 Master Agreement to Prevail: To the extent there is any conflict between the terms of this Master Agreement and a separate Project Contract, the terms of this Master Agreement shall govern unless such Project Contract specifically identifies any modification to the Master Agreement. Any such modification shall apply only to the Project(s) pertaining to such Project Contract and shall not act as an amendment of this Master Agreement as it relates to any prior or subsequent Project Contract.

1.6 Provision of Services: ICON hereby agrees that it will use its best commercial efforts to perform all Services in accordance with any applicable deadlines set forth herein or any Project Contract, or as may be subsequently agreed between the parties. ICON shall perform all Services diligently, in good faith and to the best of its ability. In performing the Services, ICON shall comply with the applicable Protocol (said “Protocol” to be attached as an Exhibit to the Project Contract), as may be amended by NTI from time to time with advance written notice thereof to ICON, and all applicable (i) published guidelines and other generally accepted standards of good clinical practice and good medical practice; (ii) federal, state and local laws, rules, regulations, guidance’s and guidelines, including ICH guidelines, relating to the conduct of clinical investigations, including, but not limited to, the Federal Food, Drug and Cosmetic Act, as amended; and (iii) other laws, rules, regulations and guidelines pertaining to clinical investigations and the use of study drugs in humans, including, without limitation, 21 C.F.R. Parts 50, 54, 56 and 312 (the “Applicable Laws, Regulations, Guidelines and Standards”). In the event of a conflict between any Applicable Laws, Regulations, Guidelines and Standards, ICON shall comply with the most appropriate law, regulation, guideline and/or standard.

1.7 Antecedent Services: Within sixty (60) days of a written award of a Project to ICON from NTI, ICON shall require the execution of a signed, written agreement, in the form of either a formalized Project Contract or Letter of Intent. In the event that ICON, in good faith and at the written request of NTI, provides Services to NTI prior to, or in contemplation of, the formal execution of a Project Contract in respect of any Project intended by the parties to be governed by the terms of this Master Agreement, ICON shall be entitled to payment by NTI in respect of any Services so provided notwithstanding that such Project Contract shall not have been formally executed by the parties. In the absence of agreement to the contrary, ICON shall invoice NTI monthly in respect of any such antecedent services and such invoices shall be due and payable within thirty (30) days of receipt by NTI. Additionally, ICON will not guarantee the continued availability of the staff assigned to the Project beyond sixty (60) days of its award without the execution of a signed, written agreement as contemplated above.

1.8 Drug and Device Supplies: In the event that a particular Project Contract requires the delivery to ICON of any drugs or medical devices, NTI shall use reasonable efforts to supply sufficient clinical supplies of any Project drug and/or device necessary to conduct the Project.

(a)	The Project drug and/or device will be shipped properly packaged and labeled by NTI or representative of NTI to ICON for distribution or directly to the investigators or investigational sites or institutions (collectively “Investigators”). NTI represents and warrants that all necessary approvals under the United States Food, Drug and Cosmetic Act, the regulations promulgated thereunder and other state and federal regulatory approvals shall be obtained prior to the shipment of any drugs or devices.

(b)	All Project drug supplied to ICON and to Investigators shall remain the exclusive property of NTI or its affiliates until administered or dispensed to patients during the course of the Project. In no event shall any Project drug supplied to ICON for use in the Project be used by ICON for any purpose other than as contemplated by the Protocol, or be delivered to any person other than an Investigator participating in the Project. For purposes of the Project, ICON shall use only such labeling for the Project drug as is contained in the Investigator’s brochure (including any amendments thereto) or otherwise provided by NTI.

(c)	At the completion of the Project, ICON will provide to NTI a written accounting of all clinical supplies used in the Project. ICON will use its best efforts to return all unused Project drug or devices unless otherwise instructed. During the Project, ICON will ensure that the Investigators maintain records of (i) the dates and amounts of Project drug and devices received at the Project site, (ii) the dates, amounts and subjects to whom the Project drug and device has been dispensed, (iii) the dates and amount of Project drug broken, spilled or lost, and (iv) the dates and amounts of Project drug and devices being returned.

1.9 Records: All records, data, files, documents, samples, devices, products, equipment and other materials, including copies, electronic media and computerized records (whether magnetic, optical or otherwise), that ICON controls, possesses or creates as a result of providing the Services, whether or not confidential (collectively, “Records”), are the sole and exclusive property of NTI. ICON shall maintain all Records in a safe and secure manner and in compliance with all Applicable Laws, Regulations, Guidelines and Standards. Except as otherwise expressly provided by any Applicable Laws, Regulations, Guidelines and Standards, ICON shall store all Records in compliance with the appropriate record retention regulations. Thereafter, prior to disposal of any Records, ICON shall give NTI not less than 60 days written notice, and, if NTI so requests prior to such disposal, ICON shall transfer such Records to NTI. ICON shall make any and all Records available for inspection or duplication by NTI’s authorized representatives during normal business hours. At any time, NTI may request that ICON (i) deliver any or all Records to NTI or to a location specified by NTI, or (ii) dispose of Records as directed by NTI, unless such Records are required by applicable law or regulation to be stored or maintained.

1.10 Regulatory Inspections: ICON shall cooperate with NTI in accommodating any visits, investigations or inspections by regulatory authorities or other governmental authority, whether announced or unannounced. Upon notification of an impending inspection by any regulatory agency or other governmental authority at ICON’s premises, or at any monitored site, ICON shall notify NTI immediately.

2.	RELATIONSHIP BETWEEN THE PARTIES:

2.1 Independent Contractor: In undertaking to perform Services hereunder, ICON is doing so as an independent contractor, and nothing in this Master Agreement or any Project Contract shall be construed as creating any relationship of partnership, joint venture or agency as and between the parties hereto. No relationship of employer or employee shall arise or be created under this Master Agreement or any Project Contract as and between NTI and ICON and/or any personnel engaged by ICON to perform the Services (“ICON Personnel”). ICON Personnel shall not be eligible for any NTI employee benefits, nor shall NTI be obliged to make any deductions from ICON’S fees for taxes, such taxes being the sole responsibility of ICON. Neither party shall have any authority by virtue of this Master Agreement to contract or otherwise act on behalf of the other. Neither party shall represent itself as an agent of the other.

2.2 Staffing Warranties: ICON shall be responsible for providing all ICON Personnel involved in the Project undertaken by it hereunder, as well as any necessary replacements. ICON represents, warrants and covenants that it shall provide appropriately trained ICON Personnel, qualified by education and experience to manage and monitor the Project; that ICON Personnel have, and at all times during the term of this Master Agreement shall have, appropriate licenses, approvals and certifications necessary to safely, adequately and lawfully perform the Services; and that neither ICON nor ICON Personnel is subject to any conflicting obligations or legal impediments that might interfere with the performance of the Project or that might impair the acceptance of the resulting data by the FDA, and no such obligations or impediments will be incurred or permitted during the term of this Master Agreement without the prior written approval of NTI.

2.3 Personnel Assigned: The initial Project team assigned to an applicable Project shall be acceptable to and approved by NTI in advance of the start of the Project. The Services with respect to each Project shall be performed by ICON under the direction of the person identified as the Project Manager in the applicable Project Contract or such other person acceptable to NTI as ICON may from time to time designate as the Project Manager. ICON shall be obligated at all times to use its best commercial efforts to provide a sufficient number of competent personnel on a given Project to meet the demands of the Project.

2.4 Change of Personnel: ICON agrees to use its best efforts to ensure the continuity of competent ICON Personnel assigned to provide services under this Master Agreement. Subject to Section 2.6, ICON reserves the right to change any assigned ICON Personnel provided that:

(a)	at least two (2) weeks prior notice in writing of such proposed change is given to NTI; and

(b)	ICON Personnel proposed for replacement shall have substantially equivalent qualifications as the personnel being replaced; and

(c)	NTI shall have the right to meet and interview any replacement ICON Personnel prior to their appointment to a study provided that NTI hold the meeting/interview promptly.

NTI shall have the right to require that any ICON Personnel be removed from providing any Services with reasonable cause.

2.5 Corporate Affiliates of ICON Permissible: NTI agrees that ICON may use the services of corporate affiliates to fulfill ICON’S obligations under such Project Contract. Any affiliates so used shall sign the Project Contract pursuant to which it is providing Services and be subject to all of the terms and conditions applicable to ICON under this Master Agreement; provided that ICON shall also be responsible for the acts and omissions of such Corporate Affiliates as if the Services were performed by ICON. For the purposes of this provision a “Corporate Affiliate” of a party shall mean a company, which directly or indirectly, controls, is controlled by or is under common control with one of the parties. Control means ownership of at least fifty percent (50%) of the capital stocks or the voting rights of the respective company.

2.6 Key Personnel: So long as any persons designated as key ICON Personnel in a Project Contract (collectively, “Key Personnel”) are employed by ICON, they shall be assigned to provide Services to NTI, and ICON shall make every effort that Key Personnel not be replaced nor have their responsibilities materially reduced or altered other than at the request of NTI. In the event any Key Personnel should leave the employ of ICON, or change positions or responsibilities within ICON, their replacements shall be assigned to the Services only upon the written approval of NTI.

2.7 Staff Solicitation: During the term of each Project, and for one year thereafter, NTI agrees not to solicit, directly or indirectly, any employee of ICON performing Services on such Project for employment with NTI, whether as an employee, independent contractor, or otherwise.

2.8 Investigator Contract Format: If a particular Project Contract obliges ICON to contract with Investigators or facilitate NTI’s contracting with Investigators (or other independent contractors such as central laboratories), then any such contract shall be in a form mutually acceptable to NTI and ICON, which contract shall include, without limitation, provisions addressing the specific duties and standards of the parties, confidentiality, indemnification, ownership of intellectual property and debarment certification.

3.	TERM & TERMINATION:

3.1 Term of Master Agreement: This Master Agreement shall commence on the Effective Date hereof and shall continue for a period of five (5) years, unless terminated prior to expiration as set forth herein. Notwithstanding the expiration of this Master Agreement, the terms and conditions of this Master Agreement and each applicable Project Contract shall continue to apply, and the parties shall continue to perform in accordance with this Master Agreement and the applicable Project Contract with respect to each Project to which the parties shall have signed a Project Contract prior to the effective date of expiration of this Master Agreement.

3.2 Agreement Renewable: This Master Agreement shall be renewable upon terms and conditions mutually acceptable to the parties hereto.

3.3 Early Termination: This Master Agreement and/or any Project Contract promulgated hereunder is subject to earlier termination:

(a)	by mutual written consent of both parties hereto;

(b)	by either party if a party commits any breach of any of the provisions of this Master Agreement and/or any Project Contract, and, in the case of a breach capable of remedy, fails to remedy the same within thirty (30) days after receipt of a written notice from the other party giving full particulars of the breach and confirming the intention to terminate if not remedied;

(c)	immediately, if either party shall become bankrupt or insolvent or if all or a substantial part of its business or assets shall be placed in the hands of a Receiver, Administrator, Administrative Receiver, Trustee in Bankruptcy or similar or analogous officer or an insolvency practitioner, whether by its voluntary act or otherwise;

(d)	as to any Project Contract entered into pursuant to this Master Agreement, upon forty five (45) days prior written notice by NTI to ICON; provided however, that the Project may be terminated by NTI for reasons of patient safety and in such an event the 45 day notice requirement shall not apply to the Project termination and Project termination shall be effective immediately upon written notification or notification by telephone, which shall then be followed by written confirmation.

3.4 Survival of Rights on Termination: The expiration or earlier termination of this Master Agreement for whatever reason shall not affect the accrued rights of either NTI or ICON arising under or out of this Master Agreement, and all provisions which are expressed to or by implication survive this Master Agreement shall remain in full force and effect, including but not limited to Sections 1.5, 1.8,1.9, 2.1, 2.7, 3.4, 3.5, 3.6, 5, 6, 8 and 9.

3.5 Return of Materials on Termination: Upon termination of this Master Agreement for any reason, subject to ICON’s Record retention obligations under Section 1.9 of this Master Agreement, ICON shall promptly deliver to NTI all documents, data and materials in whatever form (including any reproductions of same) of any nature pertaining to ICON’s provision of Services under this Master Agreement and/or pertaining to any Confidential Information as described in Section 5. Notwithstanding the foregoing, ICON may retain, solely for the purpose of determining the scope of its obligations under this Master Agreement, one (1) copy of documents, data or other materials generated hereunder.

3.6 Transition Upon Termination: Upon termination of any Project Contract or this Master Agreement, ICON agrees to (i) cooperate with NTI to provide for an orderly wind-down of the terminated Services provided by ICON, (ii) reduce or eliminate further costs, and (iii) cancel, if permitted under the terms of any applicable agreements, any third party obligations or, at NTI’s request, promptly assign to NTI (or its designee) any subcontracts or other arrangements which ICON may have entered into in connection with ICON’s provision of Services and to cooperate with NTI in good faith to facilitate the transition of such subcontracts or arrangements and the Services to be performed thereunder to NTI. NTI’s obligation with respect to outstanding expenses and commitments shall be contingent upon receipt of proof satisfactory to NTI that such expenses have been paid and cannot be cancelled or recovered. Any funds held by ICON which are unearned at the date of termination shall be returned to NTI within forty-five (45) days of the date of termination of the Master Agreement or Project Contract, as applicable.

4.	PAYMENT:

4.1 Budget/Schedule of Fees: A budget and schedule of fees and payments for the provision of the Services, as agreed between the parties, shall be included in each Project Contract and shall be attached to this Master Agreement. NTI shall pay ICON in respect of Services provided in accordance with the terms and conditions set out in each applicable Project Contract and in accordance with the terms and conditions of this Master Agreement.

4.2 Payment Terms: Any invoices submitted by ICON to NTI shall, at NTI’s request,- include documentation and/or detail acceptable to NTI and are due and payable within thirty (30) days of receipt. Invoices may reference milestones and/or deliverables completed, including dates completed, as specified in the Project Contract. All pass-through costs shall be itemized in a form and in such detail as is agreed between the parties. Taxes (and any penalties thereon) imposed on any payment made by NTI to ICON shall be the responsibility of ICON. Invoices will be submitted to NTI’s representative as specified in the Project Contract.

(a)

Unless otherwise expressly provided in the applicable Project Contract, ICON shall submit to NTI an invoice describing in reasonable detail the Services provided and costs incurred during a particular month on a monthly basis and NTI shall pay all invoiced amounts within thirty (30)

days of receipt of such invoice. Interest may be charged in the amount of 1% per month (or part thereof) in respect of all invoices paid later than thirty (30) days after issue; provided, however, that interest shall not be charged on portions of payments withheld pending the resolution of a good faith dispute.

(b)	If any portion of an invoice is disputed, the parties shall use good faith efforts to reconcile differences or discrepancies with regard to any disputed amount as soon as practicable.

4.3 Change Notices/Orders: Any material change initiated by NTI in the details of a Project Contract promulgated under this Master Agreement or the assumptions upon which such Project Contract is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of such Project by NTI) or a delay in the provision of Project materials or information by NTI may require changes in the budget and/or timelines, and shall require a written amendment to the Project Contract (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter. The Change Order will become effective as an amendment to the relevant Project Contract and this Master Agreement upon the execution of the Change Order by both parties’ authorized representatives, and ICON will be given a reasonable period of time within which to implement the changes. ICON shall be under no obligation to provide additional resources or Services, and NTI shall be under no obligation to pay for additional resources or Services, in the absence of agreement between the parties in respect of the costs of such additional resources or Services. Both parties agree to act promptly and in good faith when considering a Change Order requested by the other party.

4.4 Reimbursement for Expenses: NTI agrees to pay ICON, for all reasonable and necessary out-of-pocket expenses incurred by ICON in performing the Services; provided, however, that (a) all travel shall be subject to NTI’s travel policies as provided to ICON in advance of such travel, (b) any individual expense greater than $250 shall require NTI’s prior written approval and (c) each Project Contract shall specify the maximum aggregate out-of-pocket expenses for such Project. NTI shall pay such expenses within thirty (30) days after ICON has provided to NTI, in form and content reasonably satisfactory to NTI, original receipts and other appropriate documentation evidencing such expenses. The parties may agree in each Project Contract for the advance payment of estimated expenses so that ICON may remain cash neutral in respect of such expenses and payments.

4.5 Payment for Premature Termination: In the event that a Project Contract is terminated prior to conclusion of the Project pursuant to Section 3.3(d), then in lieu of amounts otherwise payable under Section 4, NTI shall pay ICON the following amounts within thirty (30) days of receipt by NTI of ICON’s itemized statement if the amount already paid by NTI to ICON in connection with the Project is less than the amount to which ICON is entitled hereunder:

(a)

payment for all Services performed but not paid through the date of termination under the terminated Project in accordance with the budget and schedule set forth in the Project Contract; provided however, that if the payment schedule for Services in the Project Contract is milestone-based; payment shall be made on a pro rata basis based on the amount of Services provided by ICON through the effective date of termination pursuant to the terms of the Project Contract; and

(b)	All non-cancelable pass-through payments payable to third parties pursuant to Section 4.4 and not yet paid by NTI.

If the amounts paid by NTI to ICON in connection with the Project exceeds the amount to which ICON is entitled, then ICON shall promptly refund such excess to NTI.

4.6 Address for Payments: All payments required to be made to ICON by NTI shall be in the form of a check drawn on a U.S. bank, payable to ICON Clinical Research L. P. Checks shall be mailed to:

ICON Clinical Research, L.P.

P.O. Box 82-8268

Philadelphia, PA 19182-8268

Attn: David Peters, Vice President of Finance

Tax Payer I.D. Number: 52-2133696

5.	CONFIDENTIALITY• INTELLECTUAL PROPERTY:

5.1 Confidential Information: In furtherance of the conduct of the Project Contracts conducted under this Master Agreement, it may be necessary or desirable for the parties hereto to disclose proprietary, trade secret and/or other Confidential Information to one another or to Investigators participating in the Projects conducted under this Master Agreement. All such Confidential Information shall remain the property of the party disclosing it. Each party hereto agrees that any such Confidential Information disclosed to it or learned, generated or derived by it or its employees, agents and contractors during the course of carrying out the Services, shall only be used in connection with the legitimate purposes of this Master Agreement. Confidential Information of a party shall not be disclosed, publicized, disseminated, promoted, advertised or permitted to be disclosed by the other party, except for disclosures to those employees, agents and contractors who have a need to know it in connection with the party’s obligations under this Master Agreement and who are obligated to keep same in confidence by written agreement with the party on terms no less stringent than those set forth in this Section 5. Each party shall safeguard Confidential Information of the other party with all reasonable care.

5.2 Definition of Confidential Information: For the purposes of this Master Agreement, “Confidential Information” shall mean any and all information in whatever form pertaining to all Inventions as defined hereinafter, trade secrets, ideas, processes, programs and all tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, pending or potential patent claims and any information derived therefrom, plans for research, new products, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, pricing and costing information, identities of suppliers, customers or clients and information regarding the skills and compensation of employees or other consultants of NTI or ICON.

5.3 Term of Confidentiality: Each party’s obligations of nondisclosure and nonuse under this Section 5 shall apply at all times during the term of this Master Agreement and for a period of five (5) years thereafter.

5.4 ICON to Bind Other Parties: ICON shall be responsible for binding to the terms and conditions of this Master Agreement and, in accordance herewith, shall be responsible for ensuring that any servants or agents, or any other persons who receive Confidential Information through it, are bound under the terms of this Master Agreement.

5.5 Exclusions: The confidentiality obligations of the parties in Sections 5.1 to 5.4 shall not extend to any Confidential Information which:

(a)	is or becomes generally available to the public otherwise than by reason of a breach by the recipient of Sections 5.1 to 5.4 above; or

(b)	is known to the recipient party and is at its free disposal prior to its receipt from the other, as evidenced by written records or oral evidence; or

(c)	is subsequently disclosed to the recipient party by a third party who is not under any obligation of confidentiality with respect to such information; or

(d)	is disclosed by ICON to a third party to such extent only as is necessary for the purposes contemplated by this Master Agreement and subject to ICON using all reasonable endeavors to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

5.6 Disclosure by Law: Confidential Information may also be disclosed to the extent required by applicable law provided that the party making such disclosure of the other party’s Confidential Information shall give maximum practical advance notice of same to the other party hereunder and shall request maximum protective or confidential treatment of such disclosure from the recipient thereof as may be afforded by law. At the other party’s request and sole cost, the party obligated to disclose Confidential Information shall cooperate with and assist the other party in obtaining a protective order or confidential treatment with respect to any Confidential Information required to be disclosed.

5.7 Inventions: Any inventions or discoveries (whether or not patentable), innovations, suggestions, ideas and reports (“Inventions”), conceived, reduced to practice, made or developed by ICON as a result of performing the Services shall be promptly disclosed to NTI and shall be the sole and exclusive property of NTI.

5.8 Ownership of Data and Technology: All aspects of data processing and management systems prepared or developed by ICON specifically for NTI’s use only pursuant to this Master Agreement and/or any of its addenda (including but not limited to hardware, software, written materials manifested in programs, documentation, design, discoveries or improvements) shall be the sole and exclusive property of NTI and shall be considered Confidential Information of NTI.

(a)	The disks and/or tapes upon which the clinical data generated from the performance of the Projects conducted under this Master Agreement are entered and stored are the sole and exclusive property of NTI.

(b)	All data, documents, information, reports and other materials provided by NTI to ICON and all data, documents, information, reports or other materials generated by clinical investigators for ICON and all data, documents, information, reports or other materials prepared by ICON in connection with the Projects conducted under this Master Agreement, shall be the sole and exclusive property of NTI.

5.9 Cooperation by ICON to Prosecute Protection: Upon NTI’s request and at NTI’s expense, ICON shall execute such documents and take such actions, as NTI deems necessary or appropriate to obtain patent or other proprietary protection in NTI’s name concerning any Inventions. The obligations of Sections 5.1 to 5.8 inclusive shall apply to ICON’s employees, agents and representatives involved in the provision of the Services under this Master Agreement and ICON agrees to cause such parties to execute agreements ensuring compliance with these Sections.

6.	LIABILITY & INDEMNITY:

6.1 Indemnification by ICON: ICON hereby agrees to indemnify NTI and its officers, directors, employees and agents from any loss, damage, cost or expense (including reasonable attorney’s fees) (“Loss”) arising from any third party claim, demand, assessment, action, suit or proceeding (“Claim”) arising out of or occurring as a result of ICON’s negligence, gross negligence, intentional misconduct or inaction in the performance of the Services, or otherwise relating to this Agreement or the parties, or breach of this Master Agreement or any Project Contract; provided that if such Loss or Claim arises in whole or in part from NTI’s negligence, gross negligence, intentional misconduct or inaction, or breach of this Master Agreement or any Project Contract, then the amount of the Loss that ICON shall indemnify NTI for shall be reduced by an amount in proportion to the percentage of NTI’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parties.

6.2 Indemnification by NTI: NTI hereby agrees to indemnify ICON and its officers, directors, employees, agents and Approved Sub-Contractors from Loss arising from any Claim arising out of or occurring as a result of NTI’s negligence, gross negligence, intentional misconduct or inaction, or breach of this Master Agreement or any Project Contract; provided that if such Loss or Claim arises in whole or in part from ICON’S negligence, gross negligence, intentional misconduct or inaction, or breach of this Master Agreement or any Project Contract, then the amount of the Loss that NTI shall indemnify ICON for shall be reduced by an amount in proportion to the percentage of ICON’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the parries.

6.3 Obligations of the Parties: Each party seeking indemnity under this Section must:

(a)	authorize and permit the indemnifying party to conduct and exercise sole control of the defense and disposition (including all decisions relative to litigation or appeal) of such Claims (including access to pertinent records and documents and provision of relevant testimony); provided that the indemnifying party may not settle any Claims without the indemnitee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(b)	subject to the foregoing, be permitted to participate in the defense of any such Claims at its own cost and expense.

6.4 Notice of Claim: A party seeking indemnification under this Section 6 shall give the indemnifying party written notice of any Claim (including a copy of any such Claim served upon indemnitee), within ten (10) business days after such Claim was served upon the indemnitee; provided, however, that the failure of a party to provide notice within the specified time period will not relieve the indemnifying party from its obligations hereunder except to the extent it has been prejudiced by the failure to give timely notice. The indemnifying party shall defend the indemnitee from any Claim at its sole cost and expense and shall keep the indemnitee informed as to the progress of its defense and disposition (including without limitation, settlement, litigation or appeal) of any such Claims.

6.5 Exclusion of Consequential Loss: Subject to the provisions of Sections 6.1, 6.2 and 6.6, neither party shall be liable to the other for loss, damage, or liability in respect of loss of profits, business or revenue loss, special, indirect or consequential loss (even if foreseeable or in the contemplation of either party).

6.6 Personal Injury: Nothing herein shall purport to exclude or restrict liability of either party for death or personal injury howsoever occasioned.

6.7 Maintenance of Insurance: ICON and NTI shall at their own expense obtain and maintain insurance of a type and amount adequate to cover all loss, damage, liability or costs in respect of which it is liable to indemnify the other under the provisions of this Section, to the extent commercially reasonable and shall not do or omit any act, matter or thing which may prejudice or render voidable any such insurance. Each party will, forthwith on request by the other, provide the party requesting the same with evidence of the insurance as that party may reasonably require.

The insurance coverage required hereunder shall be continuously maintained during the performance of this Master Agreement and, if on a “claims made” basis, for five years thereafter. Each party shall notify the other party at least 30 days prior to any cancellation, intent of insurer not to renew or any material change in the insurance contract or coverages afforded. Each party shall be solely responsible for the payment of any deductible or self-insured retention under each of their respective policies.

7.	REGULATORY MATTERS:

7.1 Generic Drug Enforcement Act of 1992 Compliance: ICON hereby certifies to NTI that ICON is not and has not been debarred under the U.S. Generic Drug Enforcement Act of 1992, 21 U.S.C. Sections 335(a) and (b), as amended (GDEA). ICON further represents and warrants that it has not used and will not knowingly use the services, in any capacity or in connection with any of the Services performed pursuant to this Master Agreement of any individual, corporation, partnership or association which has been debarred. If at any time ICON becomes aware that it or any individual, corporation, partnership or association providing services to it in connection with the Services has been or is in the process of being debarred, ICON shall immediately notify NTI in writing and if such debarment prejudices the performance of any Project, NTI shall have the right to terminate this Master Agreement upon notice without penalty to NTI therefore. Upon request by NTI, ICON agrees to provide a list of persons used to perform the Services provided pursuant to this Master Agreement who to ICON’s knowledge, within the five (5) years preceding the Effective Date, or subsequent to the Effective Date, were or are convicted of one of the criminal offenses required by the GDEA to be listed in any application for approval or an abbreviated application for drug approval.

7.2 Securities Laws: The parties hereby acknowledge that ICON is publicly traded on the NASDAQ National Market System under the respective symbol “ICLR”. The parties are aware that the United States and individual states’ securities laws prohibit any person who has material, nonpublic information concerning a company from purchasing or selling securities of that company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.	GENERAL PROVISIONS:

8.1 Assignment: This Master Agreement and subsequent Project Contracts may not be assigned by ICON without the prior written consent of to NTI.

8.2 Subcontracting: ICON shall be entitled to use agents and subcontractors in the provision of Services under this Master Agreement, provided that (i) all such agents and subcontractors shall be subject to the prior written approval of NTI, (ii) any agent or subcontractor shall be subject to the same obligations as ICON hereunder and (iii) ICON will be responsible for the acts and omissions of such agents and subcontractors as if the Services were performed by ICON (“Approved Sub-Contractors”). No Approved Sub-Contractor may further subcontract any rights or obligations hereunder or under any Project Contract without first obtaining NTI’s prior written approval.

8.3 Notices: Any notice or other communication to be given under this Master Agreement shall be in writing and shall be delivered personally or sent by first- class pre-paid U.S. Mail, overnight delivery service or facsimile transmission (confirmed by first-class pre-paid U.S. Mail) addressed as follows:

If to NTI to:	Neurobiological Technologies, Inc.
Attn: Heather McLaughlin
Clinical Project Manager
3260 Blume Drive, Suite 500
Richmond, CA 94806
Phone: 510-262-1730
Fax: 510-262-0204
Email: heatherm@ntii.com

With copy to:	Neurobiological Technologies, Inc.
Attn: Maureen Wesley
Manager, Administration
3260 Blume Drive, Suite 500
Richmond, CA 94806
Phone: 510-262-1730
Fax: 510-262-0204
Email: wesleym@ntii.com

If to ICON to:	ICON Clinical Research, L.P.
Attn: Katie Ruane
Contract Associate - Business Development
212 Church Road
North Wales, PA 19454
Phone: 215-616-3641
Fax: 215-616-3095
Email: ruanek@iconus.com

With copy to:	ICON Clinical Research Limited
Attn: Aislinn Fleming
Legal Affairs Manager
South County Business Park
Leopardstown
Dublin 18, Ireland
Phone: +353 1 2912081
Fax: +353 1 2955726
Email: fleminga@iconirl.com

or to such other designation as either party may hereafter notify the other in accordance with other provisions in this Section. This Notices section is not intended to govern day-to-day business communications necessary for the performance of routine duties arising under a separate Project Contract.

8.4 Delivery: All such notices or other communications shall be deemed to have been served as follows:

(a)	if delivered personally, at the time of such delivery; or

(b)	if sent by first-class pre-paid U.S. Mail, three business days (Saturday, Sundays and Bank or other public holidays excluded) after being postmarked; or

(c)	if sent by overnight delivery service, the next business day; or

(d)	if sent by facsimile three business days after the postal confirmation has been postmarked.

8.5 Modification & Waiver: No modification of this Master Agreement or any Project Contract shall be deemed effective unless in writing and signed by each of the parties hereto, and no waiver of any right set forth herein shall be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

8.6 Severability: If any provision of this Master Agreement or any Project Contract or portion thereof is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the enforceable portion of any such provision and/or the remaining provisions shall not be affected thereby.

8.7 Integration of Master Agreement: This Master Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements, written or oral, regarding the terms described herein. All exhibits and addenda attached hereto shall be deemed to be fully incorporated into this Master Agreement. Additionally, each Project Contract negotiated pursuant to this Master Agreement is incorporated into and made part of this Master Agreement by reference.

8.8 Descriptive Headings: The descriptive headings of the sections of this Master Agreement and all Project Contracts are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

8.9 Force Majeure: Neither party shall be liable for any failure to perform or delay in performing any obligations under this Master Agreement if such failure or delay is due to fire, flood, earthquake, strike or any other industrial disturbance, war (declared or undeclared), embargo, blockade, legal prohibition, riot, insurrection or any other cause beyond the control of such defaulting party preventing or delaying the performance of such obligations; provided that such obligations shall be performed immediately upon the termination of such cause and provided further that in the event of such failure or delay continuing for more than forty five (45) days either party may, without incurring liability to the other, terminate this Master Agreement or the applicable Project Contract immediately by written notice to the other party.

8.10 Use of Name: Each party, on behalf of itself, its employees and agents, agrees not to use the name of the other party or its employees or agents in any publication, promotional material or other written or oral statement for public distribution, relative to the subject matter or existence of this Master Agreement or any Project Contract, except as otherwise required by applicable law, regulations, guidelines and standards, as previously consented to in writing by the other party, or for NTI’s regulatory filings or correspondence with respect to product the subject of Services provided by ICON.

8.11 Governing Law: This Master Agreement and all Project Contracts shall in all respects (including the formation thereof and performance thereunder), be governed by and construed in accordance with the laws in force in New York.

8.12 Counterparts: This Master Agreement may be executed in two (2) counterparts each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Master Agreement shall not be binding until ICON receives a signed original from NTI.

9.	DISPUTE RESOLUTION:

9.1 Dispute Resolution: The appropriate contract managers or other designated individuals representing both parties shall meet and attempt in good faith to settle any dispute, claim or controversy arising out of or relating to the interpretation, performance or breach of this Master Agreement (the “Dispute”). However, if the contract managers fail to resolve the Dispute within ten (10) business days (the “Initial Period”), then such Dispute shall be referred for resolution to a designated senior executive of each party who has the authority to settle the Dispute but who is not directly involved in the Dispute. The designated senior executive of each party shall attempt in good faith to settle such Dispute within thirty (30) days from the date the disputing party receives the above written response. Notwithstanding anything herein to the contrary, nothing in this section shall preclude either party from seeking interim or provisional relief, including, without limitation, a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute if necessary to protect the interests of such party.

9.2 Arbitration: All Disputes between ICON and NTI arising from their dealings under this Master Agreement (either during or after the term of this Master Agreement) and not resolved by the methods defined in Section 9.1 of this Master Agreement, shall be settled by binding Arbitration in New York City, under the rules of the American Arbitration Association.

IN WITNESS WHEREOF, the parties hereto have caused this Master Agreement to be duly executed by their authorized representatives as of the dates written below.

ICON Clinical Research, L.P.		Neurobiological Technologies, Inc.

Signed:	/s/ Richard D. Malcolm	Signed:	/s/ Lisa Carr
	Richard D. Malcolm, Ph.D. Vice President, Business Development		Lisa Carr, M.D., Ph.D. Vice President, Medical Affairs

Date:	4/19/04	Date:	4/27/04

SAMPLE PROJECT CONTRACT

ATTACHMENT A

This Project Contract is entered into between Neurobiological Technologies, Inc. (“NTI”) and ICON Clinical Research [            ], (“ICON”) as of the          day of                     ,200   (the “Effective Date”) pursuant to the Master Services Agreement between the parties dated as of the _,._ day of            , 2003 (the “Master Agreement”). Except as modified by this Project Contract, the terms and conditions of the Master Agreement are incorporated herein by reference and shall govern the performance of the parties’ duties under this Project Contract. Capitalized terms used herein and not otherwise defined are used as defined in the Master Agreement.

1. Protocol. The study to be performed is entitled “_______, Protocol Number _______” (the “Study”) and is set forth in the Protocol attached as Exhibit A and incorporated herein by reference. For purposes of this Project Contract, the Study Drug for the Study is defined as __________.

2. ICON Proposal. The services to be performed by ICON for the Study (“Services”) are set forth in the proposal attached as Exhibit B and incorporated herein by reference.

3. Costs and Payment Schedule. In consideration for ICON’s Services under this Project Contract, NTI agrees to pay ICON in accordance with the budget set forth in the attached Exhibit C and incorporated herein by reference. The total amount payable by NTI to ICON in respect of professional fees, exclusive of pass-through expenses under this Project Contract for direct labor costs shall in no way exceed MAXIMUM COMPENSATION ($XXXXX) without prior written consent of both parties. Pass through expenses under this Project Contract are estimated to be $                    .

4. Transfer of Obligations. Pursuant to 21 CFR §312.52, NTI hereby transfers to ICON and ICON hereby assumes all the obligations of NTI as sponsor of the Study as set forth in Exhibit D attached and incorporated herein by reference and included on Form FDA 1571, Section 13. NTI shall retain the right to assume any of the duties delegated to ICON at any time and the Services and Exhibit C shall be adjusted accordingly.

5. Key Personnel. Key Personnel under this Project Contract are named in the attached Exhibit E.

6. Term. This Project Contract shall begin as of the Effective Date and shall be completed by DATE / when all of the Services are fully performed in accordance with this Project Contract, unless terminated earlier pursuant to the Master Agreement.

[Note: Include any other terms and conditions that may be required which are specific to this study.]

7. Notices. Unless otherwise directed in writing by the receiving party, day-to-day correspondence relating to this Project Contract shall be delivered in accordance with the Master Agreement and addressed as follows:

If to NTI:	Neurobiological Technologies, Inc.
Attn: Heather McLaughlin
Clinical Project Manager
3260 Blume Drive, Suite 500
Richmond, CA 94806
Phone: 510-262-1730
Fax: 510-262-0204
Email: heatherm@ntii.com

If to ICON:	ICON Clinical Research, L.P.
Katie Ruane
Contract Associate - Business Development
212 Church Road
North Wales, PA 19454
Phone: 215-616-3641
Fax: 215-616-3095
Email: ruanek@iconus.com

With a copy to:	ICON Clinical Research, L.P.
Claudia Kunzler
Director, Business Development
555 Twin Dolphin Drive, Suite 400
Redwood City, CA 94065
Phone: (650) 369-8399
Fax: (650) 591-0611
Email: kunzlerc@iconus.com

8. Invoices and Payments. All ICON invoices should be forwarded to NTI NAME as follows:

Attn: Heather McLaughlin
Clinical Project Manager
3260 Blume Drive, Suite 500
Richmond, CA 94806
Phone: 510-262-1730
Fax: 510-262-0204
Email: heatherm@ntii.com

All payments should be forwarded to ICON pursuant to Project Specific Details to be Entered Here.

ICON Clinical Research, L.P.
Attn.: David Peters, Vice President of Finance
P.O. Box 82-8268
Philadelphia, PA 19182-8268
Tax I.D. Number: 52-2133696

9. Exhibits. The Exhibits attached hereto form an integral part of this Project Contract and are hereby incorporated by reference.

10. Entire Agreement. With respect to the Services performed under this Project Contract, this Project Contract, including the attached Exhibits, and the Master Agreement contain the entire agreement of the parties. Any modifications to this Project Contract must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Project Contract as of the dates stated below.

ICON Clinical Research, L.P.		Neurobiological Technologies, Inc.

By:		By:
	Richard D. Malcolm, Ph.D.	Printed Name:
	Vice President, Business Development	Title:

Date:		Date:

Exhibit A

Protocol

Exhibit B

Proposal

Exhibit C

Cost and Payment Schedule

Exhibit D

Transfer of Obligations

Neurobiological Technologies, Inc., as sponsor of the Protocol/ Project Contract, hereby transfers responsibilities for the following obligations and ICON Clinical Research, L. P. hereby assumes such obligations, in accordance with 21 C.F.R. section 312.52.

Exhibit E

Key Personnel